Exhibit 99.1

Generac Reports Second Quarter 2026 Results

Further C&I segment acceleration drives robust sales increase and operating leverage during the quarter; Rapidly increasing data center backlog provides visibility to significant 2027 growth

WAUKESHA, WISCONSIN (July 29, 2026) – Generac Holdings Inc. (NYSE: GNRC) (“Generac” or the “Company”), a leading global designer and manufacturer of energy technology solutions and other power products, today reported financial results for its second quarter ended June 30, 2026, and provided an update on its outlook for the full year 2026.

Second Quarter 2026 Highlights

●

Net sales increased 11% to $1.17 billion during the second quarter of 2026 as compared to $1.06 billion in the prior year second quarter. Acquisitions, divestitures and foreign currency had a net favorable impact of 2% to sales growth during the quarter.

-	Commercial & Industrial (“C&I”) segment external net sales increased approximately 29% to $556 million as compared to $431 million in the prior year.

-	Residential segment external net sales decreased approximately 2% to $617 million as compared to $631 million in the prior year.

●	Net income attributable to the Company during the second quarter was $143 million, or $2.40 per share, as compared to $74 million, or $1.25 per share, for the same period of 2025.

●

Adjusted net income attributable to the Company, as defined in the accompanying reconciliation schedules, was $174 million, or $2.91 per share, as compared to $97 million, or $1.65 per share, in the second quarter of 2025.

●

Adjusted EBITDA before deducting for noncontrolling interests, as defined in the accompanying reconciliation schedules, was $291 million, or 24.8% of net sales, as compared to $188 million, or 17.7% of net sales, in the prior year.

●	Net income, adjusted net income, and adjusted EBITDA all include a pre-tax impact of approximately $71 million related to tariff refunds that were recorded during the current year quarter.

●

Cash flow from operations was $121 million as compared to $72 million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was $63 million as compared to $14 million in the second quarter of 2025.

●

As previously disclosed during the quarter, the Company signed a global supply agreement with a leading hyperscale data center operator to supply backup power generators for the company's data center infrastructure. In addition, product specific terms related to this agreement were recently finalized, which committed nearly $700 million of volume for 2027.

●	On June 24th, the Company secured a global supply agreement with a second hyperscale customer and is currently negotiating final product specific terms for 2027 and 2028 volumes.

●

During the quarter, the Company completed the previously disclosed acquisition of Enercon, headquartered in East Peoria, Illinois, and acquired an additional facility in Belvidere, Illinois, significantly expanding capacity for large megawatt generator packaging.

●

The Company is maintaining its full-year 2026 net sales growth guidance of mid-to-high teens percent range as compared to the prior year. Adjusted EBITDA margin, before deducting for non-controlling interests, is now expected to be approximately 20.0 to 21.0%, reflecting an approximate 1.5% impact from tariff refunds for the full year 2026. This is an increase from the previous guidance range of 18.5 to 19.5%.

“Second quarter results reflect continued momentum in our C&I segment driven by strong data center market revenue as we continue to ramp production for large megawatt backup generators,” said Aaron Jagdfeld, President and Chief Executive Officer. “We continued to solidify our position as a leading provider to the data center market by securing a global supply agreement with a second hyperscale customer during the quarter. In addition, we increased our backlog for both hyperscale and non-hyperscale customers as we have received approximately $1 billion in additional orders from both new and existing customers since our prior update. In total, our backlog for products serving the data center market has now increased to approximately $1.6 billion as of today, which does not include any committed volumes from the second hyperscale customer. To address this accelerating demand, we are investing aggressively in incremental production and packaging capacity for large megawatt generators and are planning to add further capacity as our pipeline of opportunities materializes.”

Additional Second Quarter 2026 Consolidated Highlights

Gross profit margin was 44.5% as compared to 39.3% in the prior year second quarter. The increase was primarily driven by tariff refunds which contributed approximately 6% to gross margin during the quarter. Additionally, unfavorable sales mix and higher input costs were partially offset by favorable price realization.

Operating expenses increased by $6.4 million, or 2%, as compared to the second quarter of 2025. The increase was primarily driven by increased operating expense investments to support future C&I growth and higher intangible amortization, partially offset by lower legal expenses in the current year.

Provision for income taxes for the current year quarter was $46.7 million, or an effective tax rate of 24.6%, as compared to $15.4 million, or a 17.2% effective tax rate, for the prior year. The increase in the effective tax rate was primarily related to a non-recurring favorable discrete item in the prior year period that did not repeat in the current year.

Cash flow from operations was $121.2 million during the second quarter, as compared to $72.2 million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was $62.9 million as compared to $14.5 million in the second quarter of 2025. This strong increase in free cash flow during the quarter was primarily driven by higher operating earnings, including cash receipts from tariff refunds.

Second Quarter Business Segment Results

Commercial & Industrial Segment

Commercial & Industrial segment total sales increased approximately 29% to $556.5 million from $430.6 million in the prior year quarter, including an approximate 6% net favorable impact to sales growth from the combination of acquisitions, divestitures, and foreign currency. The core total sales growth for the segment was primarily driven by ramping revenue from products sold into the global data center market. In addition, increased shipments to rental and telecom channel customers were more than offset by a decrease in shipments to the domestic industrial distributor channel.

Adjusted EBITDA for the segment, before deducting for noncontrolling interests, was $81.5 million, or 14.6% of C&I total sales, as compared to $53.3 million, or 12.4% of total sales, in the prior year. This margin increase was primarily driven by an impact from tariff refunds of approximately 2%, as well as the favorable impact of acquisitions/divestitures and improved operating leverage, offset by an unfavorable sales mix shift and strategic operating expense investments to support future growth.

Residential Segment

Residential segment total sales decreased approximately 2% to $621.3 million as compared to $634.7 million in the prior year quarter. This modest sales decrease was primarily driven by lower energy storage system and portable generator shipments compared to the prior year, mostly offset by growth in home standby generator sales.

Adjusted EBITDA for the segment was $215.4 million, or 34.7% of Residential segment total sales, as compared to $146.4 million, or 23.1% of Residential sales, in the prior year. This increase was primarily driven by tariff refunds which impacted margins by approximately 9%, as well as favorable sales mix and operational efficiencies resulting in lower operating expenses.

2026 Outlook

Total net sales growth is still expected to be in the mid-to-high teens percent range as compared to the prior year, which includes an approximate 2% favorable impact from the net effect of foreign currency, acquisitions, and divestitures. C&I segment sales are now expected to grow in the low 30% range during the year as a result of continued significant momentum in the data center market, and Residential segment sales are now projected to increase in the high-single digit range from the prior year.

Additionally, the Company now expects net income margin, before deducting for non-controlling interests, to be approximately 9.0 to 10.0% for the full-year 2026, as compared to the previous guidance of 8.0 to 9.0%. The corresponding adjusted EBITDA margin is now expected to be approximately 20.0 to 21.0%, as compared to the previous guidance of 18.5 to 19.5%. This increased outlook is primarily due to the tariff refund included in the second quarter, which is expected to have an approximate 1.5% impact for the full year 2026.

Conference Call and Webcast

Generac management will hold a conference call at 10:00 a.m. EDT on Wednesday, July 29, 2026 to discuss second quarter 2026 operating results. A webcast of the conference call can be accessed at the following link: https://edge.media-server.com/mmc/p/zrzjabf4

The webcast of the conference call is also available on Generac's website (http://www.generac.com), accessed under the Investor Relations link. The webcast link will be made available on the Company’s website prior to the start of the call within the Events section of the Investor Relations website.

Following the live webcast, a replay will be available on the Company’s website for 12 months.

About Generac

Generac is a total energy solutions company that empowers people to use energy on their own terms. Founded in 1959, Generac is a leading global designer, manufacturer, and provider of a wide range of energy technology solutions. The Company provides power generation equipment, energy storage systems, energy management devices & solutions, and other power products and services serving the residential, commercial, data center, telecom, rental, and industrial markets. The Company’s broad portfolio of energy technology offerings for homes and businesses enables its mission to Power a Smarter World and lead the evolution to more resilient, efficient, and innovative energy solutions.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future," "optimistic" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward- looking statements, including:

●	frequency and duration of power outages impacting demand for our products;

●	fluctuations in cost, availability, and quality of raw materials, key components and labor required to manufacture our products;
●	our dependence on a small number of contract manufacturers and component suppliers, including single-source suppliers;
●	changes and volatility with respect to the trade policies of various countries, which may result in new or increased tariffs, trade restrictions, or other unfavorable trade actions;
●	our ability to protect our intellectual property rights or successfully defend against third party infringement claims;
●	changes in durable goods spending by consumers and businesses or other global macroeconomic conditions, impacting demand for our products;
●

changes in governmental policies, particularly with respect to tax incentives, tax credits, or grant programs, which could: (i) affect the demand for certain of our products; or (ii) result in a withdrawal or reduction of grants previously awarded to the Company;

●	increase in product and other liability claims, warranty costs, recalls, or other claims;
●	significant legal proceedings, claims, fines, penalties, tax assessments, lawsuits or government investigations;
●	our ability to consummate our share repurchase programs;
●	our failure or inability to adapt to, or comply with, current or future changes in applicable laws, regulations, and product standards;
●	our ability to develop and enhance products and gain customer acceptance including our offerings that serve the data center and energy technology markets;
●	uncertainty regarding the growth of the data center market;
●

increase in contract risk related to terms with certain data center customers, including cancellation rights, delivery requirements, and potential liability exposure tied to our performance obligations or other claimed damages;

●	our ability to accurately forecast demand for our products and effectively manage inventory levels relative to such forecast;
●	our ability to remain competitive;
●	our dependence on our dealer and distribution network;
●	market reaction to changes in selling prices or mix of products;
●	loss of our key management and employees;
●	disruptions from labor disputes or organized labor activities;
●	our ability to attract and retain employees;
●	disruptions in our manufacturing operations;
●

the possibility that the expected synergies, efficiencies and cost savings of our acquisitions, divestitures, restructurings, or realignments will not be realized, or will not be realized within the expected time period;

●	risks related to sourcing components in foreign countries;
●	compliance with environmental, health and safety laws and regulations;
●	scrutiny regarding our sustainability practices;
●	government regulation of our products;
●	failures or security breaches of our networks, information technology systems, or connected products;
●	risks due to instability caused by geopolitical conflicts;
●	our ability to make payments on our indebtedness;
●	terms of our credit facilities that may restrict our operations;
●	our potential need for additional capital to finance our growth or refinancing our existing credit facilities;
●	risks of impairment of the value of our goodwill and other indefinite-lived assets;
●	volatility of our stock price; and
●	potential tax liabilities.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission ("SEC"), particularly in the Risk Factors section of the Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Stockholders, potential investors and other readers should consider these factors carefully in evaluating the forward-looking statements.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Metrics

Core Sales

The Company references core sales to further supplement Generac's consolidated financial statements presented in accordance with U.S. GAAP. Core sales excludes the impact of acquisitions and fluctuations in foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of net sales performance with prior and future periods.

Adjusted EBITDA

To supplement Generac’s consolidated financial statements presented in accordance with U.S. GAAP, the Company provides the computation of Adjusted EBITDA attributable to the Company, which is defined as net income (loss) before noncontrolling interests adjusted for the following items: interest expense, depreciation expense, amortization of intangible assets, income tax expense (benefit), certain non-cash gains and losses including certain purchase accounting adjustments and contingent consideration adjustments, share-based compensation expense, certain transaction costs and credit facility fees, business optimization expenses, provision for certain legal and regulatory charges, certain specific provisions, mark-to-market gains and losses on a minority investment, and Adjusted EBITDA attributable to noncontrolling interests. The provision for legal and regulatory charges adjusts for matters that are significant and not part of the ordinary routine litigation or regulatory matters incidental to the Company’s business, such as large suits and settlements, class action lawsuits, government inquiries and certain intellectual property litigation. The adjustments to net income (loss) in computing Adjusted EBITDA are set forth in the reconciliation table below. The computation of Adjusted EBITDA is based primarily on the definition included in our Credit Agreement.

Adjusted Net Income

To further supplement Generac's consolidated financial statements presented in accordance with U.S. GAAP, the Company provides a summary to show the computation of adjusted net income attributable to the Company. Adjusted net income attributable to the Company is defined as net income (loss) before noncontrolling interests adjusted for the following items: amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, business optimization expenses, provision for certain legal and regulatory charges, certain specific provisions, mark-to-market gains and losses on a minority investment, other non-cash gains and losses, and adjusted net income attributable to non-controlling interests.

Free Cash Flow

In addition, the Company references free cash flow to further supplement Generac's consolidated financial statements presented in accordance with U.S. GAAP. Free cash flow is defined as net cash provided by operating activities, less expenditures for property and equipment, and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.  Please see the accompanying Reconciliation Schedules and our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures, which includes why the Company believes these measures provide useful information to investors and the additional purposes for which management uses the non-GAAP financial information.

SOURCE: Generac Holdings Inc.

CONTACT:

Kris Rosemann

Director – Corporate Finance & Investor Relations
(262) 506-6064
InvestorRelations@generac.com

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$264,921	$341,413
Accounts receivable, less allowance for credit losses of $33,767 and $34,504 as of June 30, 2026 and December 31, 2025, respectively	669,204	602,739
Inventories	1,238,871	1,248,867
Prepaid expenses and other current assets	260,381	269,459
Total current assets	2,433,377	2,462,478

Property and equipment, net	862,578	813,605

Customer lists, net	159,251	127,517
Patents and technology, net	313,682	338,308
Other intangible assets, net	7,375	10,011
Tradenames, net	221,107	199,430
Goodwill	1,651,751	1,467,094
Deferred income taxes	8,107	41,949
Operating lease and other assets	114,923	113,287
Total assets	$5,772,151	$5,573,679

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$48,318	$50,618
Accounts payable	556,088	436,583
Accrued wages and employee benefits	62,360	69,850
Accrued product warranty	43,473	44,716
Other accrued liabilities	447,770	591,387
Current portion of long-term borrowings and finance lease obligations	32,052	22,192
Total current liabilities	1,190,061	1,215,346

Long-term borrowings and finance lease obligations	1,248,958	1,260,256
Deferred income taxes	54,270	60,913
Deferred revenue	227,820	232,921
Operating lease and other long-term liabilities	173,047	165,197
Total liabilities	2,894,156	2,934,633

Redeemable noncontrolling interest	367	742

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 74,234,629 and 74,050,753 shares issued as of June 30, 2026 and December 31, 2025, respectively	742	741
Additional paid-in capital	1,211,335	1,187,419
Treasury stock, at cost, 15,228,990, and 15,373,990 shares at June 30, 2026 and December 31, 2025, respectively	(1,334,835)	(1,358,053)
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings	3,220,054	3,003,557
Accumulated other comprehensive (loss) income	(17,557)	874
Stockholders’ equity attributable to Generac Holdings Inc.	2,877,623	2,632,422
Noncontrolling interests	5	5,882
Total stockholders’ equity	2,877,628	2,638,304
Total liabilities and stockholders’ equity	$5,772,151	$5,573,679

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net sales	$1,173,510	$1,061,169	$2,232,875	$2,003,290
Costs of goods sold	651,699	644,420	1,300,828	1,214,555
Gross profit	521,811	416,749	932,047	788,735

Operating expenses:
Selling and service	141,627	139,495	265,251	265,560
Research and development	65,781	60,354	128,437	122,402
General and administrative	73,155	79,430	149,440	154,176
Amortization of intangibles	30,815	25,681	61,195	51,170
Total operating expenses	311,378	304,960	604,323	593,308
Income from operations	210,433	111,789	327,724	195,427

Other (expense) income:
Interest expense	(16,787)	(18,242)	(32,163)	(35,352)
Investment income	3,561	1,747	5,244	3,972
Change in fair value of investments	5,916	(1,524)	4,542	(11,471)
Loss attributable to business dispositions	(13,456)	(3,905)	(18,238)	(3,905)
Other, net	39	(13)	(644)	(305)
Total other expense, net	(20,727)	(21,937)	(41,259)	(47,061)

Income before provision for income taxes	189,706	89,852	286,465	148,366
Provision for income taxes	46,696	15,422	70,343	29,658
Net income	143,010	74,430	216,122	118,708
Net (loss) income attributable to noncontrolling interests	(234)	414	(375)	852
Net income attributable to Generac Holdings Inc.	$143,244	$74,016	$216,497	$117,856

Net income attributable to common shareholders per common share - basic:	$2.44	$1.27	$3.69	$2.01
Weighted average common shares outstanding - basic:	58,822,634	58,496,998	58,615,919	58,771,818

Net income attributable to common shareholders per common share - diluted:	$2.40	$1.25	$3.64	$1.98
Weighted average common shares outstanding - diluted:	59,635,447	59,017,823	59,436,379	59,385,907

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(U.S. Dollars in Thousands)
(Unaudited)

	Six Months Ended June 30,
	2026	2025
Operating activities
Net income	$216,122	$118,708
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and finance lease amortization	53,189	43,292
Amortization of intangible assets	61,195	51,170
Amortization of deferred financing costs and original issue discount	1,081	1,278
Change in fair value of investments	(4,542)	11,471
Deferred income tax expense (benefit)	26,447	(18,668)
Share-based compensation expense	27,447	26,360
Loss on disposal of assets	211	602
Loss attributable to business dispositions	18,238	3,905
Other noncash charges	2,159	1,513
Excess tax benefits from equity awards	(3,447)	90
Net changes in operating assets and liabilities:
Accounts receivable	(64,430)	(485)
Inventories	14,869	(199,279)
Other assets	(105,336)	7,990
Accounts payable	116,387	129,489
Accrued wages and employee benefits	(8,098)	(28,297)
Other accrued liabilities	(110,996)	(18,798)
Net cash provided by operating activities	240,496	130,341

Investing activities
Proceeds from sale of property and equipment	10	-
Purchase of long-term investments	-	(2,656)
Expenditures for property and equipment	(87,687)	(88,653)
Acquisition of business, net of cash acquired	(211,820)	-
Proceeds (payments) from sale of business, net of cash disposed	23,654	(1,999)
Net cash used in investing activities	(275,843)	(93,308)

Financing activities
Proceeds from short-term borrowings	22,736	21,860
Proceeds from long-term borrowings	82,538	92,585
Repayments of short-term borrowings	(25,571)	(30,171)
Repayments of long-term borrowings and finance lease obligations	(93,096)	(29,032)
Stock repurchases	-	(147,917)
Payment of deferred acquisition consideration	(958)	-
Cash dividends paid to noncontrolling interest of subsidiary	-	(293)
Taxes paid related to equity awards	(36,702)	(9,393)
Proceeds from the exercise of stock options	10,275	1,043
Net cash used in financing activities	(40,778)	(101,318)

Effect of exchange rate changes on cash and cash equivalents	(367)	6,539

Net decrease in cash and cash equivalents	(76,492)	(57,746)
Cash and cash equivalents at beginning of period	341,413	281,277
Cash and cash equivalents at end of period	$264,921	$223,531

Generac Holdings Inc.
Segment Reporting and Product Class Information
(U.S. Dollars in Thousands)
(Unaudited)

	Total Sales by Reportable Segment
	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025
	External Net Sales	Intersegment Sales	Total Sales	External Net Sales	Intersegment Sales	Total Sales
Residential	$617,022	$4,241	$621,263	$630,594	$4,124	$634,718
Commercial & Industrial	556,488	2	556,490	430,575	-	430,575
Corporate and eliminations	-	(4,243)	(4,243)	-	(4,124)	(4,124)
Total net sales	$1,173,510	$-	$1,173,510	$1,061,169	$-	$1,061,169

	Total Sales by Reportable Segment
	Six Months Ended June 30, 2026			Six Months Ended June 30, 2025
	External Net Sales	Intersegment Sales	Total Sales	External Net Sales	Intersegment Sales	Total Sales
Residential	$1,166,338	$7,108	$1,173,446	$1,173,709	$9,672	$1,183,381
Commercial & Industrial	1,066,537	51	1,066,588	829,581	-	829,581
Corporate and eliminations	-	(7,159)	(7,159)	-	(9,672)	(9,672)
Total net sales	$2,232,875	$-	$2,232,875	$2,003,290	$-	$2,003,290

	Adjusted EBITDA by Reportable Segment		Adjusted EBITDA by Reportable Segment
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Residential	$215,389	$146,424	$353,974	$258,013
Commercial & Industrial	81,484	53,342	148,016	98,688
Corporate and eliminations	(6,149)	(12,137)	(17,785)	(19,526)
Total adjusted EBITDA (1)	$290,724	$187,629	$484,205	$337,175

(1) See reconciliation of Adjusted EBITDA to Net income attributable to Generac Holdings Inc. on the following reconciliation schedule.

Generac Holdings Inc.
Reconciliation Schedules
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)
Net income to Adjusted EBITDA reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net income attributable to Generac Holdings Inc.	$143,244	$74,016	$216,497	$117,856
Net (loss) income attributable to noncontrolling interests	(234)	414	(375)	852
Net income	143,010	74,430	216,122	118,708
Interest expense	16,787	18,242	32,163	35,352
Depreciation and amortization	58,410	48,321	114,384	94,462
Provision for income taxes	46,696	15,422	70,343	29,658
Non-cash write-down and other adjustments (1)	2,515	2,155	1,072	2,142
Non-cash share-based compensation expense (2)	14,005	14,752	27,447	26,360
Transaction costs and credit facility fees (3)	1,115	1,004	3,825	1,764
Business optimization and other charges (4)	2,351	3,442	3,504	5,017
Provision for legal, regulatory, and other costs (5)	(951)	4,911	2,255	8,662
Change in fair value of investments (6)	(5,916)	1,524	(4,542)	11,471
Other (8)	12,702	3,426	17,632	3,579
Adjusted EBITDA	290,724	187,629	484,205	337,175
Adjusted EBITDA attributable to noncontrolling interests	(237)	612	(383)	1,244
Adjusted EBITDA attributable to Generac Holdings Inc.	$290,961	$187,017	$484,588	$335,931

Net income to Adjusted net income reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net income attributable to Generac Holdings Inc.	$143,244	$74,016	$216,497	$117,856
Net income attributable to noncontrolling interests	(234)	414	(375)	852
Net income	143,010	74,430	216,122	118,708
Amortization of intangible assets	30,815	25,681	61,195	51,170
Amortization of deferred financing costs and original issue discount	546	642	1,081	1,278
Transaction costs and other purchase accounting adjustments (7)	712	345	3,260	452
Loss attributable to business or asset dispositions (8)	13,456	3,905	18,238	4,295
Business optimization and other charges (4)	2,351	3,442	3,504	5,017
Provision for legal, regulatory and other costs (5)	(951)	4,911	2,255	8,662
Change in fair value of investments (6)	(5,916)	1,524	(4,542)	11,471
Tax effect of add backs	(10,150)	(17,138)	(21,035)	(27,507)
Adjusted net income	173,873	97,742	280,078	173,546
Adjusted net income attributable to noncontrolling interests	(234)	414	(375)	852
Adjusted net income attributable to Generac Holdings Inc.	$173,639	$97,328	$279,703	$172,694

Adjusted net income attributable to Generac Holdings Inc. per common share - diluted:	$2.91	$1.65	$4.71	$2.91
Weighted average common shares outstanding - diluted:	59,635,447	59,017,823	59,436,379	59,385,907

(1) Includes (gains)/losses on the disposition of assets other than in the ordinary course of business, (gains)/losses on sales of certain investments, unrealized mark-to-market adjustments on commodity contracts, certain foreign currency related adjustments, and certain purchase accounting and contingent consideration adjustments. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Represents share-based compensation expense to account for stock options, restricted stock, and other stock awards over their respective vesting periods.

(3) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities, such as administrative agent fees and credit facility commitment fees under our Amended Credit Agreement.

(4) Represents severance and other restructuring charges related to the consolidation of certain operating facilities and organizational functions.

(5) Represents the following significant litigation, regulatory, and other matters that are not indicative of our ongoing operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Legal expenses, judgements and settlements related to certain patent lawsuits	$(3,485)	$1,696	$(1,038)	$3,188
Legal expenses, judgements and settlements related to certain class action lawsuits	1,262	2,540	2,288	3,883
Legal expenses related to certain government inquiries and other significant matters	1,272	675	2,134	1,591
Release of warranty provision recorded in 2022 to address clean energy warranty-related matters	-	-	(1,129)	-
Total provision for legal, regulatory and other matters	$(951)	$4,911	$2,255	$8,662

(6) Represents non-cash (gains) losses primarily from changes in the fair value of the Company's investment in Wallbox N.V. warrants and equity securities.

(7) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, and certain purchase accounting and contingent consideration adjustments.

(8) The current year loss relates primarily to four immaterial business dispositions with two closing in the first quarter and two closing in the second quarter of 2026. The prior year loss relates primarily to one immaterial business disposition that closed in the second quarter of 2025.

Free Cash Flow Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net cash provided by operating activities	$121,211	$72,189	$240,496	$130,341
Expenditures for property and equipment	(58,290)	(57,716)	(87,687)	(88,653)
Free cash flow	$62,921	$14,473	$152,809	$41,688